Trading Symbols (LMD:TSX V; LNGMF:OTC BB)

151 Bloor St West                                       Kenzo Oriental Tower 11K

Suite 890                                                        48 Dongzhimenwai Dajie

 Toronto, Ontario                                                    Dongcheng District

 Canada M5S 1S4                                                  Beijing 100027 China

 Tel :  +1.416.927.7000                                    Tel:  +011.8610.5160.0689

 Fax : +1.416.927.1222                                    Fax:  +011.8610.5160.0788

www.lingomedia.com

PRESS RELEASE	FOR IMMEDIATE RELEASE

LINGO MEDIA FEATURED IN IVEY BUSINESS SCHOOL CASE STUDY

Toronto, Canada, March 9, 2006 – Lingo Media Inc. (LMD: TSX V; LNGMF: OTC BB) is pleased to announce that it has been profiled in a Richard Ivey School of Business Case Study entitled “Competing By the Book: Destination China”.  This case study is being used as an example of how a small Canadian company can successfully enter the challenging China market.  MBA students were asked to dissect Lingo Media’s business model and growth strategy as part of Professor Cyril Bouquet’s Schulich School of Business Strategic Management class.  The focus of this case study is aimed at developing new product ideas and expansion strategies for Lingo Media. What these Schulich MBA students found when they “opened up” Lingo Media, is a company with a successful market entry strategy that dominates its market as a leading co-publisher of English language learning programs in China and has numerous avenues of growth.

“This was an enlightening exercise for our MBA students for two important reasons.  First, they were given unprecedented access to Lingo Media on all levels and then they were forced to consider a business strategy aimed at a non-domestic market”, said Schulich School of Business Professor Cyril Bouquet.

Dan Wiseman, Lingo Media’s Vice President of Corporate Development commented, “The MBA students did an excellent job of understanding the critical factors that led to our market entry success and how Lingo Media successfully tackled the cultural and political constraints of doing business in China.  We received some excellent strategic plans that we are now considering as part of our China Expansion Plan.”

About Richard Ivey School of Business Publishing

The Richard Ivey School of Business is the second largest producer of business case studies in the world with nearly 2,000 cases in its active collection and with approximately 200 new business case studies being added each year.  Ivey Publishing markets Ivey Business Cases and Ivey Business Journal reprints to its students, institutions, and corporations in over 60 countries around the world.  This collection offers an outstanding assortment of current, relevant, classroom-tested case materials, most with accompanying teaching notes.   In addition, Ivey Publishing is the Canadian distributor of Harvard Business School materials (including Harvard business cases and Harvard Business Review reprints), as well as an international distributor of business cases from Thunderbird and Nanyang.

About Lingo Media

Lingo Media is a leading publisher of English language learning programs in China, incorporating print, audio/video cassette and CD-based products for students and teachers from pre-school through university. Founded in 1996, Lingo Media has an established presence in the Chinese educational market of more than 200 million English language students.  To date, over 100 million units from Lingo Media's library of more than 275 program titles have been published and sold in China.  While Lingo Media remains focused on its royalty-based educational publishing business, it is advancing its China Expansion Plan to establish itself as a distributor of educational print media including books, newspapers and magazines in China.

For further information, contact:

Lingo Media

Richard Ivey School of Business

Michael Kraft, President & CEO

Marisa Kanas, Communications Coordinator

Tel: (416) 927-7000, ext. 23

Tel: (519) 850-2536

Toll Free Tel: (866) 927-7011

Email: mkanas@ivey.ca
Email: investor@lingomedia.com

To learn more, visit www.ivey.ca

To learn more, visit http://www.lingomedia.com/

Portions of this press release include "forward-looking statements", which may be understood as any statement other than a statement of historical fact.  Forward-looking statements contained in this press release are made pursuant to the safe harbour provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances.  Actual results may vary materially from management's expectations and projections expressed in this press release.  Certain factors that can affect the Company's ability to achieve projected results are described in the Company's Annual Report 20-F and other reports filed with the Securities and Exchange Commission.

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